Exhibit 10.2

PENN NATIONAL GAMING, INC.

PERFORMANCE SHARE PROGRAM

RESTRICTED STOCK AWARD CERTIFICATE

This RESTRICTED STOCK AWARD CERTIFICATE (the “Award Certificate”) represents the Award of Restricted Stock made as of [       ] by Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”) to [       ] (“Participant”).

On [          ,     ] (the “Date of Grant”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), made an Award of [       ] shares of Restricted Stock, at target, with performance-based requirements (the “Performance Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  The Performance Shares are granted under, and subject to the terms and conditions of the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (the “LTIP”), and the Performance Share Program (the “Program”) adopted by the Committee under the LTIP in February 2016.  A copy of the Program and of the LTIP are attached to this Award Certificate.  All capitalized terms used in this Award Certificate without definition have the meanings set forth in the Program or the LTIP.

1.                                      Award Period; Performance Periods, Restriction Period and Performance Goals.

The Award Period with respect to this Award began on [January 1, 20 ,] and continues for [three] years until [December 31, 20  ].  The Award Period consists of three separate Performance Periods, and the number of Performance Shares are evenly divided among the three Performance Periods.  The Restriction Period began on the Date of Grant and extends until the date the Committee determines the number of Performance Shares credited to your account for the third Performance Period.

The Performance Goal for the first Performance Period is set forth below.  For each of the second and third Performance Periods, the Committee or its designee will establish the Performance Goal for such Performance Period and it will be communicated to you by the Company as an addendum to this Award Certificate.

First Performance Period	[January 1, 20 to December 31, 20 ]

Entry Level EBITDA

Target Level EBITDA

Maximum Level EBITDA

2.                                      Determination of Earned Performance Shares.

Within 90 days after the end of each Performance Period, the Committee will determine whether, and to what extent, the Performance Goal is achieved for such Performance Period.  Performance Shares will be credited to your account for such Performance Period as follows:

•                                          If the Performance Goal is less than the Entry Level EBITDA, no Performance Shares are credited;

•                                          If the Performance Goal is achieved at the Entry Level EBITDA, the number of Performance Shares credited for such Performance Period will be 50% of the target Performance Shares applicable to such Performance Period;

•                                          If the Performance Goal is achieved at the Target Level EBITDA, the number of Performance Shares credited for such Performance Period will be 100% of the target Performance Shares applicable to such Performance Period;

•                                          If the Performance Goal is achieved at or above the Maximum Level EBITDA, the number of Performance Shares credited for such Performance Period will be 150% of the target Performance Shares applicable to such Performance Period;

•                                          If the Performance Goal is achieved at an amount between 85% (the Entry Level EBIDTA) and 100% (the Target Level EBITDA), the number of credited Performance Shares will be determined in accordance with straight line interpolation and adjusted accordingly, and if the Performance Goal is achieved at an amount between 100% (the Target Level EBITDA) and 115% (the Maximum Level EBITDA), the number of  credited Performance Shares will be determined in accordance with straight line interpolation and adjusted accordingly.  An example of this Performance Shares determination is set forth in the Program.

Any Performance Shares credited to your account for a Performance Period will remain subject to the Restriction Period until the end of the Restriction Period, unless the forfeiture restrictions lapse earlier as described below.

3.                                      Forfeiture Restrictions and Lapse of Forfeiture.  Your Performance Shares will remain as Restricted Stock until the end of the Restriction Period.  You must remain employed, or continue to provide services to the Company or any of its subsidiaries until the end of the Restriction Period, or the Performance Shares, whether or not credited, will be forfeited.  Such forfeiture restrictions will lapse, and a designated portion of your Performance Shares will vest and be issued to you if one of the following events occurs:  involuntary Termination of Service without Cause; death or Disability; Retirement from service; or a Change in Control.  The Program describes the impact of these events on your Award.

4.                                      Share Certificates.  In accordance with the LTIP, the Performance Shares will be issued and outstanding shares of Common Stock as of the Date of Grant.  You will be entitled to vote and receive dividends, if and when declared, on such Performance Shares once credited to your account; however, the Company will retain the Performance Shares in escrow until the Restriction Period is ended.

5.                                      Survival of Terms.  As consideration for the receipt of the Award described herein, the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors are bound by the terms of this Certificate.

6.                                      Representations.  Participant has reviewed with his or her own tax advisors the Federal, state, local and foreign tax consequences of this Performance Shares Award.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of this Performance Shares Award.

7.                                      Award Certificate Not a Contract of Employment.  Neither this Award Certificate nor any other action taken pursuant to this Award Certificate shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an employee of or consultant to the Company or any parent, subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

8.                                      Authority of the Board.  The Committee and the Board each have full authority to interpret and construe the terms of this Award Certificate.  The determination of the Committee or the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.

9.                                      Restrictions on Transferability.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Performance Shares by any holder thereof will be valid, and the Company will not transfer any of said Performance Shares on its books unless and until the Restriction Period ends, except to the estate of or guardian, executor or other duly authorized personal representative of the Participant.

10.                               Amendment.  Any amendment, revision or addendum to this Award Certificate that adversely affects the rights of the Participant under this Award shall require the approval of the Participant.

11.                               Governing Law.  This Award Certificate shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to such state’s choice of law provisions, except as superseded by applicable federal law.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

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